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                                                                EXHIBIT 10.6

                              AMENDED AND RESTATED
                        MANAGEMENT AND OPTION AGREEMENT

                 THIS AMENDED AND RESTATED AGREEMENT (the "Agreement"), dated as of August 16, 1996, is entered into by and between Harvard Industries, Inc., a Florida corporation (the "Company") and Anchor Industries International, Inc., a Florida corporation ("AII").

                 WHEREAS, the Company has previously engaged AII to provide the management services and expertise of Vincent J. Naimoli (the "Executive") to the Company on the terms and subject to the conditions provided for in the Management and Option Agreement, dated August 16, 1993, by and between the Company and AII (the "Initial Agreement"), as amended and restated as of August 16, 1994 and August 16, 1995 (as most recently so amended and restated, the "Prior Agreement");

                 WHEREAS, AII is willing to continue to provide to the Company the management services and expertise of the Executive and the Company desires to continue to retain AII to provide such services; and

                 WHEREAS, the Company and AII desire to amend and restate the Prior Agreement.

                 NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto intending to be legally bound, do hereby amend and restate the Prior Agreement as follows:

                 1.       Term.
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                 This Agreement is for the period (the "Term") commencing on the date hereof (the "Effective Date") and terminating on the date (the "Termination Date") that is the third anniversary of the date that either the Company or AII shall have notified the other party in writing that the Term shall terminate.

                 2.       Positions; Duties and Reporting Relationship.

                 The Company hereby appoints and employs AII to provide the management services and expertise of the Executive to serve the Company and manage the operations and business of the Company, and AII hereby accepts the appointment and employment by the Company upon the terms and subject to the conditions provided for herein. Except as provided herein, during the Term the Company agrees that the Executive shall be nominated and appointed to serve as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. AII shall cause the Executive to use his skills and render services to the best of his abilities in supervising, managing and conducting the operations and business of the Company; provided, however, that the foregoing shall not prevent the Executive from devoting his time and efforts to businesses and other affairs which are unrelated to this Agreement, so long as they do not materially interfere with the performance of his duties hereunder.

                 In such capacity as Chairman of the Board of Directors, Chief Executive Officer and President of the Company, the Executive shall have the executive authority, responsibilities and duties typically held by the Chairman of the Board of Directors, Chief Executive Officer and President of a nationally recognized manufacturing and sales corporation. Without in anyway limiting the foregoing, as part of his duties hereunder, the Executive shall be responsible for and have general supervisory control over managing the Company's and its




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subsidiaries' relationship with their (i) lenders and financial advisors, (ii)
principal customers and suppliers and (iii) employees or their bargaining representatives. In addition, the Executive is hereby authorized and directed
(i) to evaluate and negotiate on behalf of the Company or its subsidiaries, with the assistance of advisors, all material transactions involving the Company or its subsidiaries, including, without limitation, joint ventures, divestitures, acquisitions, mergers or other significant investments or divestment, and (ii) to implement and plan for the strategic focus of the Company's and its subsidiaries' marketing, sales and production efforts. AII shall cause the Executive to perform additional duties as are reasonably requested by the Board of Directors of the Company, consistent with the Executive's position and the responsibilities and duties set forth above. AII and the Executive shall at all times be subject to the authority of the Board of Directors of the Company and shall report to the Board of Directors of the Company at regularly scheduled meetings and with reasonable promptness in the event of any material developments in connection with the business and affairs of the Company.

                 3.       Compensation; Bonus.

                          (a)     Compensation.  During the Term of this
Agreement, the Company shall pay AII $83,333.33 per month in compensation, payable in equal semi-monthly installments on the first and fifteenth day of each month.
                          (b)     Bonus.  In addition to the compensation
provided for above in Section 3(a), the Company shall pay to AII the bonus amounts calculated in accordance with this Section 3(b).

                                  (i)      For the Company's fiscal year ending
         September 30, 1994, the Company shall pay to AII an amount equal to 5% of the excess, if any, of (A) the Adjusted Operating





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         Income (as defined below) of the Company for such fiscal year over (B)
         $20 million (up to a maximum of $500,000) plus 10% of the excess, if any, of (A) the Adjusted Operating Income for such fiscal year over
         (B) $30 million.

                                  (ii)     Subject to Section 3(d), for the
         fiscal year of the Company beginning on October 1, 1994, the Company shall pay to AII an amount equal to 5% of the excess, if any, of (A) the Adjusted Operating Income (as defined below) of the Company for such fiscal year over (B) the lesser of (x) $40 million or (y) the Adjusted Operating Income of the Company as forecasted in the budget of the Company for such fiscal year (up to a maximum of $500,000); plus 10% of the excess, if any, of (A) the Adjusted Operating Income of the Company for such fiscal year over (B) the lesser of (x) $50 million or (y) $10 million plus the Adjusted Operating Income of the Company as forecasted in the budget of the Company for such fiscal year.

                                  (iii)  Subject to Section 3(d), for the
         fiscal year of the Company beginning on October 1, 1995, the Company shall pay to AII an amount determined pursuant to the formula set forth in Section 3(b)(ii) above; provided, however, that the Board of Directors of the Company shall, no later than December 1, 1995, prescribe dollar amounts to be used in lieu of each of the dollar amounts set forth in Section 3(b)(ii) for purposes of determining the amount payable under this Section 3(b)(iii).

                                  (iv)  Subject to Section 3(d), if, for the
         fiscal year of the Company beginning on October 1, 1996, the Company's earnings before interest, taxes, depreciation and amortization






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         ("EBITDA") equals or exceeds $82 million (the "1996 Budget Amount"), the Company shall pay to AII a bonus in respect of such fiscal year equal to the sum of (A) $500,000 plus (B) 5% of the amount, if any, by which such EBITDA exceeds the 1996 Budget Amount plus (C) an additional 5% of the amount, if any, by which such EBITDA exceeds the sum of (x) the 1996 Budget Amount plus (y) $10 million.

                 "Adjusted Operating Income" means, for any period, Operating Income (as defined below) for such period adjusted to (i) eliminate the effects of any changes adopted in generally accepted accounting principles ("GAAP") subsequent to August 16, 1994, (ii) eliminate the effects of the implementation of AICPA's Statement of Position 90-7 (Financial Reporting by Entities in Reorganization Under the U.S. Bankruptcy Code) in connection with the reorganization of the Company and its subsidiaries, (iii) eliminate the effects of adoption of Financial Accounting Standard 106 by the Company and its subsidiaries, (iv) include certain other adjustments, each of which is set forth in Appendix 6 (the "Adjusted Operating Income Template") to the Company's plan of reorganization with respect to the Company's bankruptcy case (United States Bankruptcy Court for the District of Delaware, Case Nos. 91-404 and 91-479 through 91-487), (v) eliminate the effects of any accrued or paid severance or consulting costs or expense related to the resignation of the Company's former Chairman, President and Chief Executive Officer and former In-House Counsel, (vi) eliminate the effect of any bonus which is accrued or paid pursuant to this Agreement and (vii) eliminate the effect of any increased or decreased pension, profit sharing or other expense as a result of a change in prevailing interest rates from those used by the Company in preparing its annual budget or similar forecasts of Adjusted Operating Income for the fiscal year ending September 30, 1994.





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                 "Operating Income" means, for any period, (i) the consolidated sales, minus (ii) consolidated cost of goods sold, minus (iii) consolidated selling, general and administrative expenses, other than Bankruptcy Expenses
(as defined in the Company's Certificate of Incorporation in effect on the Effective Date of the Prior Agreement) and amortization of reorganization expenses, of the Company and its subsidiaries for such period. Notwithstanding the foregoing, (i) with respect to the Company's fiscal year ended September
30, 1994, Operating Income shall not reflect any items described in the preceding sentence attributable to the ESNA division of the Company ("ESNA") which would have the effect of reducing Operating Income by more than $4 million and (ii) with respect to the Company's fiscal year ended September 30, 1995 and thereafter, Operating Income shall be calculated without regard to the operations of ESNA if the net effect of such operations would result in an increase to Operating Income except to the extent that the aggregate amount of such increases in all such years would, when combined with the loss attributable to ESNA in the Company's fiscal year ended September 30, 1994, result in a net loss of less than $4 million (or a net gain). For the Company's fiscal year ended September 30, 1994 and thereafter, Operating Income will be derived from such fiscal year's audited consolidated financial statements opined upon by the Company's independent public accountants prepared on a basis consistent with the Company's consolidated financial statements for the one month period ended September 30, 1992 and the fiscal year ended September 30, 1993. All Operating Income determinations will be (i) prepared by the Company and its subsidiaries and (ii) to the extent otherwise required of the Company, reviewed and reported upon by the Company's independent public accountants no later than 90 days following the end of any such period.

                          (c)     Following the fiscal year ending September
30, 1997, the parties will in good faith nego-



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tiate an agreement or understanding with respect to the bonus compensation that will be paid by the Company to AII for its performance hereunder for each fiscal year of the Company after the fiscal year ending September 30, 1997.
The agreement with respect to such bonus compensation shall be based upon the Adjusted Operating Income of the Company for each such fiscal year, or such other criteria as the parties shall agree to, and shall be commensurate with the Executive's duties and responsibilities at the Company and the performance of the Company.

                          (d)     Cap on Total Compensation and Bonus.  For the
fiscal years of the Company ending on September 30, 1995, September 30, 1996 and September 30, 1997, the total cash compensation and bonus paid by the Company to AII pursuant to Section 3(a) and 3(b) above shall be limited to a maximum of $2 million, $2.4 million and $2.4 million, respectively. Following the fiscal year ending September 30, 1997, the parties shall in good faith negotiate an agreement or understanding with respect to the cap on the total compensation and bonus to be paid by the Company to AII for AII's performance hereunder for each fiscal year of the Company after the fiscal year ending September 30, 1997. Such agreement or understanding with respect to the cap on total compensation and bonus shall be commensurate with the Executive's duties and responsibilities at the Company and the performance of the Company, provided, however, that in no event shall such cap be less than $2.4 million and provided further that such cap shall be inapplicable in determining the amount, if any, to be paid under Section 5 hereof.

                          (e)     Divestiture Bonus.  Upon the sale by the
Company of one or more of its operating units in a transaction or series of transactions not constituting a Change in Control, the Company shall pay to AII such additional compensation as the Compensation Committee of the Board may determine.





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                 4.       Benefits.

                          (a)     During the Term, the Company shall provide
medical and dental insurance benefits to the Executive and his eligible dependents on the same terms as such benefits are from time to time provided to other senior executive officers of the Company; provided that such benefits shall be provided at no cost to the Executive or his eligible dependents. Upon the request of AII, the Executive and/or his eligible dependents shall be entitled to participate in or receive benefits under all of the Company's other employee benefit plans and arrangements now or hereafter in effect for senior executive officers, on terms that are no less favorable than those provided to such other senior executive officers of the Company.

                          (b)     The Company shall purchase and shall maintain
in effect during the Term, a "key-man" life insurance policy or policies on the life of the Executive in an amount not less than $2 million. Not less than $2 million of the benefit payable under such policy or policies shall be payable to one or more beneficiaries designated by AII.

                          (c)     For purposes of any benefit plan or
arrangement of the Company in which the Executive participates (including, without limitation, any agreement between the Company and AII or the Executive with respect to supplemental pension payments), the Executive shall, for all purposes thereunder be deemed to have commenced employment with the Company as of November 1, 1991 (i.e., the date on which he commenced providing services to Doehler-Jarvis, Inc).

                 5.       Termination.

                 This Agreement, other than Sections 6, 9, 10 and 11 hereof, shall terminate upon the occurrence of any





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of the events and in accordance with the terms set forth in subsections (a)
through (d) of this Section. In the event of any termination, AII shall be entitled to receive all compensation and benefits which have accrued but not been paid prior to the date of such termination.

                          (a)     Voluntary Termination.

                          Should AII or the Company wish to terminate this
Agreement for any reason during the Term, such party shall give the other party hereto sixty (60) days prior written notice setting forth the reasons for such termination and specifying the date as of which such termination is to become effective; provided, that, if the Company terminates this Agreement pursuant to this Section 5(a) or AII provides notice, during the period beginning on the 30th day following and ending on the 90th day following the occurrence of a Change in Control of the Company (as defined in Section 6(e) below), that it intends to terminate this Agreement, the Company shall (i) pay to AII a lump sum cash payment equal to (A) the number three (3) multiplied by (B) the sum of
(1) the highest annual compensation in effect under Section 3(a) hereof during the one-year period preceding the occurrence of the Change in Control and (2) the average amount earned or paid under Section 3(b) hereof during the three years preceding the occurrence of the Change in Control and (ii) continue to provide AII and the Executive with all of the other benefits that AII and the Executive would otherwise be entitled to pursuant to the terms of this Agreement, including, without limitation, the Options granted pursuant to
Section 6.

                          (b)     Death or Permanent Disability.

                          The Company may terminate this Agreement upon the
death of Executive or in the event of the Executive's Permanent Disability (as defined below), seven (7) days after written notice of the Permanent Dis-





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ability of the Executive is received by the parties hereto.  The Executive shall be deemed to be Permanently Disabled if in the written opinion of a qualified physician designated by the Company and reasonably acceptable to AII, for a period of nine consecutive months the Executive will be unable to perform in a reasonable manner his duties and obligations under this Agreement. Notwithstanding anything herein to the contrary, in the event this Agreement is terminated pursuant to this Section 5(b), AII and the Company shall in good faith determine the appropriate bonus compensation to be paid to AII under
Section 3, based upon the length of time AII has performed hereunder, the Operating Income at such time and the bonus thresholds and percentages set forth in Section 3.

                          (c)     For Cause.

                          This Agreement shall terminate at the option of the
Company, for "Cause" (as defined below) immediately upon receipt by AII of written notice from the Company setting forth in reasonable detail the grounds for termination which constitute Cause. For purposes of this Agreement, a termination shall be for "Cause" if the Executive (i) intentionally commits an act of fraud, embezzlement or misappropriation involving the Company, (ii) is convicted by a court of competent jurisdiction of, or enters a plea of guilty to, any felony involving moral turpitude or dishonesty, or (iii) commits an act, or fails to commit an act, which amounts to willful or wanton misconduct or gross negligence and which results in significant harm to the Company.

                          (d)     Bankruptcy.

                          AII may terminate this Agreement immediately, if the
Company shall make an assignment for the benefit of creditors, or shall petition or apply for the appointment of a trustee or other custodian, liquidator





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or receiver of the Company or of any substantial part of the assets of the
Company, or shall commence any case or other proceeding relating to the Company, or any significant subsidiary of the Company, under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or shall take any action to authorize or in furtherance of any of the foregoing.

                 6.       Options to Purchase Company's Stock.

                          (a)     Grant.

                                  (i)      As an inducement for AII entering
into the Initial Agreement, the Company irrevocably granted to AII an option ("Option I") to acquire as the beneficial owner of record that number of shares of class B common stock, par value $.01 per share (or such other common stock as the class B common stock may be converted or exchanged into pursuant to the Company's Certificate of Incorporation, in either case, the "Common Stock"), of the Company, which when added to all other shares of Common Stock and class A common stock, par value $.01 per share (the "Class A Common Stock"), of the Company outstanding on the Effective Date of the Initial Agreement (collectively, the "Outstanding Shares") (together with all shares of Common Stock and Class A Common Stock which may be issued upon the exercise or conversion of all options, warrants, convertible or exchangeable securities or interests and rights to receive distributions which are outstanding on the Effective Date of the Initial Agreement (upon merger, sale, liquidation or otherwise) including the shares of Common Stock subject to Option I) equaled 9.00% of such total.





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                                  (ii)     Option II.  As an inducement for AII
entering into the Prior Agreement, the Company granted to AII an option (the "Option II", and, together with Option I, the "Options") to acquire as the beneficial owner of record 300,000 shares of Common Stock. The grant of Option II was subject to the approval of the Company's stockholders, which approval was obtained at the annual meeting of the Company's stockholders next following the parties entering into the Prior Agreement.

                          (b)     Exercise.

                                  (i)      Option I.  Option I became
exercisable with respect to 7% of the Outstanding Shares (the "Initial Shares") on August 16, 1993. With respect to 2% of the Outstanding Shares (the "Second Shares"), Option I became exercisable on August 16, 1994.

                                  AII, or its designee, became entitled to
purchase the Initial Shares upon exercise of Option I at an exercise price per share of Common Stock equal to $6 per share, i.e., the greater of (x) $6.00 per share and (y) the average market price per share of Common Stock for the five most recent trading days of the Common Stock immediately prior to September 30, 1993. AII, or its designee, shall be entitled to purchase the Second Shares upon exercise of Option I at an exercise price per share of Common Stock equal to $13.75, i.e., the average market price per share of Common Stock for the five most recent trading days of the Common Stock immediately prior to August 16, 1994.

                                  (ii)     Option II.  Option II shall become
exercisable by AII or its designee at an exercise price per share of Common Stock equal to $14.00, i.e., the market price per share of Common Stock as of August 16, 1994, (i) with respect to 100,000 shares of Common Stock, on the fifteenth trading day on which the market price of Common Stock equals or exceeds $20 per share





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

during the period of 30 trading days immediately prior to August 16, 1995, (ii) with respect to 100,000 shares of Common Stock, on the fifteenth trading day on which the market price of Common Stock equals or exceeds $30 per share during any period of 30 trading days occurring subsequent to August 15, 1995 and prior to August 16, 1996, and (iii) with respect to 100,000 shares of Common Stock, on the fifteenth trading day on which the market price of Common Stock equals or exceeds $40 per share during any period of 30 trading days occurring subsequent to August 15, 1996 and prior to August 16, 1997. If any portion of Option II becomes exercisable in accordance with the foregoing, any portion of Option II that previously failed to become exercisable because the stock price targets specified above were not achieved during the prescribed time periods shall also become exercisable at the same time. Notwithstanding the foregoing, Option II shall become exercisable to the extent it had not previously become exercisable on August 16, 2002 if, on such date, AII is continuing to provide services to the Company pursuant to this Agreement or any amendment thereof or successor thereto. Subject only to the terms of this Section 6, the Options may be exercised, in whole or in part, at any time.

                                  (iii)   The Options may be exercised in
accordance with the terms of this Agreement by written notice thereof signed and delivered by AII, or its designee, to the Company. Such notice shall state the number of shares to be purchased and the date of exercise, and shall be accompanied by payment of the full exercise price in cash or certified or cashier's check or such other method of payment as is reasonably acceptable to the Company.

                          (c)     Expiration; Vesting.  Options shall expire on
the tenth anniversary of their respective dates of grant.



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                          (d)     Anti-Dilution.  In the event of any change in
the Common Stock or Class A Common Stock by reason of any stock dividend or other distribution (whether in the form of cash, stock, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, split-up, combination, repurchase or exchange of shares or of any similar corporate transaction or event, the Company shall, with respect to the Options, make such equitable changes in adjustments as it deems necessary or appropriate in the number of shares, the exercise price, and/or the kind of shares for which the Options are exercisable, in order to prevent dilution or enlargement of the rights of AII under this Agreement.

                          (e)  Change in Control.  Notwithstanding any other
provision of this Agreement to the contrary, if, while any Options remain outstanding under this Agreement, a "Change in Control" of the Company (as defined below) occurs, then all Options granted that are outstanding at the time of such Change in Control shall become immediately exercisable in full.

                          For purposes of this Section 6(e), a Change in
Control of the Company shall occur upon the happening of the earliest to occur of the following:

                          (i) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (x) the Company, (y) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or (z) any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (each an "excluded person")), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities benefi-





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         cially owned by such person any securities acquired directly from the
         Company or its affiliates) representing 30% or more of the combined voting power of the Company's then outstanding voting securities;

                          (ii) during any period of not more than two consecutive years, individuals who at the beginning of such period constitute the board of directors of the Company (the "Board"), and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (other than any director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company), cease for any reason to constitute at least a majority of the Board;

                          (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (x) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) 50% or more of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation or (y) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as hereinabove defined) acquired 30% or



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         more of the combined voting power of the Company's then outstanding securities; or


                          (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets (or any transaction having a similar effect).

                 7.       Expenses, Reimbursement.

                 The Company shall promptly reimburse AII or the Executive for all reasonable out-of-pocket costs and expenses incurred by AII or the Executive in connection with or arising out of Executive's performance under this Agreement, including, without limitation, out-of-pocket costs and expenses for travel, transportation, lodging, and business meals. The Company agrees to promptly pay all fees, costs and expenses (including reasonable attorney's fees and expenses) of AII or the Executive in connection with negotiating and entering into this Agreement or in any successful action to defend or enforce this Agreement or to collect any payments (in the form of cash compensation or otherwise) from the Company under this Agreement or the securities issuable hereunder.

                 8.       Representations and Warranties.

                          (a)     The Company represents and warrants that:

                                  (i)      The Company is a corporation duly
         organized and validly existing under the laws of the state of Florida. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of the Company's obligations under





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         this Agreement, including the issuance of the Options to purchase shares of Common Stock, have been duly authorized by all necessary corporate action, and on the Effective Date this Agreement shall constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

                                  (ii)     Neither the execution and delivery
         of this Agreement or any related documents by the Company, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provisions of the certificate of incorporation or bylaws (or other similar governing documents) of the Company or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or agency or of any agreement or instrument to which the Company is a party or by which it is bound or to which it or its assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of the Company.

                                  (iii)    Upon issuance by the Company of the
         shares of Common Stock provided in Section 6 hereof, such shares will be duly authorized, validly issued, fully paid and nonassessable and shall be free of all preemptive rights and free of any lien or adverse claim other than those which may arise from acts or omissions on the part of AII, or its designee.
                          (b)     AII represents and warrants that:

                                  (i)      AII is a corporation duly organized
         and validly existing under the laws





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         of the state of Florida.  AII has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement, and the performance of its obligations under this Agreement have been duly authorized by all requisite action and this Agreement constitutes the legal, valid and binding obligation of AII, enforceable against it in accordance with its terms.

                                  (ii)     Neither the execution and delivery
         of this Agreement or any related documents by AII, nor the consummation of the transactions contemplated hereby, will conflict with, or result in a breach or default of any of the terms, conditions or provision of AII's certificate of incorporation, by-laws or other constituent documents or any law or any regulation, order, writ, injunction, license, franchise or decree of any court or governmental instrumentality or agency or of any agreement or instrument to which AII is a party or by which it is bound or to which it or its assets is subject, nor result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the assets of AII.

                 9.       Covenants.

                          (a)     During the term of the Options, the Company
shall at all times have authorized and reserved for issuance, and will keep available, solely for issuance hereunder, shares of Common Stock sufficient to satisfy the Company's obligation to issue shares of Common Stock to AII, or its designee, as provided in Section 6 hereof.





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                          (b)     Upon the general listing of shares of Common
Stock on any securities exchange or inter-dealer quotation system by the Company, each of the shares of Common Stock which are issuable upon exercise of the Options will be listed for trading on such exchange or inter-dealer quotation system, on a current or when issued basis, following each issuance of shares of Common Stock upon exercise of the Options provided herein.

                          (c)     In connection with the execution of the Prior
Agreement, the parties hereto entered into an amendment to the Registration Rights Agreement, dated as of August 16, 1993, by and between the Company and AII, which Registration Rights Agreement (as so amended) shall remain in full force and effect in accordance with its terms.

                 10.      Indemnification.

                          (a)     In addition to and without in any way
limiting any other rights the Indemnified Parties (as defined below) may have under the Certificate of Incorporation or By-Laws (or other similar charter or governing document) of the Company or any of its subsidiaries, the Delaware General Corporation Law, any existing contract or otherwise, the Company shall indemnify and save and hold, AII, the Executive and their affiliates, officers, directors, security holders, employees, consultants and agents (individually an "Indemnified Party" and collectively the "Indemnified Parties") harmless from and against any and all damages, liabilities, losses, costs and expenses (including, but not limited to, reasonable attorney's fees and expenses) resulting from, arising out of, or in connection with, this Agreement, the Prior Agreement or the acceptance or performance of duties or rendering of services by any of the Indemnified Parties under this Agreement or the Prior Agreement, except that the Company shall have no liability hereunder in respect of any act or omission of an Indemnified Party, which act





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

or omission is caused by AII or the Executive's willful breach of this Agreement in any material respect, reckless or gross negligent disregard for the Company's interests or failure to act in good faith; provided, however, that no act or omission constituting a good faith exercise of business judgment shall constitute a material breach of this Agreement, reckless or gross negligent disregard for the Company's interests. In the event the Company does not compromise or assume the defense of any indemnifiable claim or action against an Indemnified Party, the Company shall promptly pay to the Indemnified Party all costs and expenses incurred or to be incurred by an Indemnified Party in defending any claim in advance of the final disposition thereof; provided, however, that if it is ultimately determined by a court of competent jurisdiction (from whose decision no appeals may be taken or the time for appeal has lapsed) that the Indemnified Party was not entitled to indemnity hereunder, then the Indemnified Party shall repay forthwith all amounts so advanced. The Indemnified Party shall deliver to the Company statements of the costs and expenses so incurred, or to be incurred, on a monthly basis, and the Company shall pay to the Indemnified Party the amounts shown on such statements, within five days after receipt of such statements.

                          (b)     In order for an Indemnified Party to be
entitled to any indemnification provided for under this Agreement in respect of, arising out of, or involving any suit, action, proceeding, claim, demand or written notice made by any third party against an Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the Company in writing of the Third Party Claim within thirty days after receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that the failure of any Indemnified Party to give such notice shall not affect such Indemnified Party's right to indemnification hereunder except to the extent the Company has actually been prejudiced or damaged thereby. If a Third Party Claim is made against an Indemnified Party, the Company shall be entitled, if it so chooses, to elect to compromise or assume the defense thereof by delivering written notice to such effect to the Indemnified Party within thirty business days, or such shorter period as is reasonably required, following receipt by the Company of the notice of the Third Party Claim. Such compromise or defense shall be at the Company's sole cost and expense, with counsel reasonably selected by the Company. If the Company elects to compromise or assume the defense of any Third Party Claim, it may not agree to any settlement or compromise of such claim, other than a settlement or compromise solely for monetary damages for which the Company shall be responsible, without the prior written consent of AII. If the Company elects to compromise or assume the defense of a Third Party Claim, the Indemnified Party, will cooperate in all reasonable respects with the Company in connection with such compromise or defense, and shall have the right to participate in such compromise or defense with counsel selected and paid for by the Indemnified Party. Except as otherwise provided, regardless of which party assumes the defense of a Third Party Claim, (i) the Indemnified Party shall not settle or compromise any Third Party Claim without the consent of the Company,
(ii) the Company shall not unreasonably withhold consent to any settlement or compromise of such claim and (iii) the Indemnified Party and the Company shall cooperate in any settlement or compromise of such claim whether by the Company or the Indemnified Party, as the case may be.

                          (c)     From the Effective Date and at all times
throughout the Term, the Company covenants and agrees to use all commercially reasonable efforts to maintain Directors and Officers Liability insurance, or other similar insurance, for the benefit of the Executive, on terms that are not less favorable than those currently maintained by the Company.

                 11.      Confidentiality.

                 During the Term and for three years thereafter, AII will not, and will not permit any of AII's affiliates to, in any manner, directly or indirectly, disclose, divulge, discuss or communicate to any person or entity or use for the benefit of any person or entity other than the Company any confidential information of the Company, including this Agreement, except as required in connection with the performance of AII's and the Executive's duties and responsibilities hereunder, by law or by the rules and regulations of any stock exchange or inter-dealer quotation network on which the Common Stock is listed or traded.

                 During the Term and for three years thereafter, the Company shall not, and will not permit any of its current or future officers, directors, employees or affiliates to, in any manner, directly or indirectly, disclose, divulge, discuss or communicate to any person or entity or use for the benefit of any person or entity other than the Company, any confidential or disparaging information relating to AII or the Executive, except as may be reasonably required by law or by the rules and regulations of any stock exchange or inter-dealer quotation network on which the Common Stock is listed or traded.

                 Since AII or the Company may be irreparably damaged if the provisions of this Section are not specifically enforced, either party shall be entitled to an injunction (either preliminary, permanent, or both) restraining any violation of this Section, or any other appropriate decree of specific performance. Such remedy shall not be exclusive and shall be in addition to any other remedy which any party may have including, without limitation, recovery of damages. The parties hereto acknowledge that the availability of a damage remedy does not constitute an adequate remedy at law and in no way shall be deemed or considered a defense to an application for injunctive relief against actual or threatened breach of the restrictions contained in this Section.

                 12.      Amendment or Modification, Waiver.

                 No provision of this Agreement may be amended or waived unless such amendment or waiver is agreed to in writing, signed by a duly authorized representative of AII and the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

                 13.      Notices.

                 Any and all notices or consents required or permitted to be given under any of the provisions of this Agreement shall be in writing or by written telecommunication and delivered either by hand delivery or by registered or certified mail, return receipt requested, to the relevant addresses set out below, in which event they shall be deemed to have been duly given upon receipt.

                 If to AII, at:

                          Anchor Industries International, Inc.
                          2502 North Rocky Point Drive
                          Tampa, Florida  33607
                          Attention:  Vincent J. Naimoli
                          Telecopy:  (813) 287-2521

                 If to the Company, at:

                          Harvard Industries, Inc.
                          2502 North Rocky Point Drive
                          Tampa, Florida  33607

                          Attention:  Vice President, Finance
                          Telecopy:  (813) 281-0851

                 In either case with a copy to:

                          Skadden, Arps, Slate, Meagher & Flom
                          919 Third Avenue
                          New York, New York  10022
                          Attention:  Morris J. Kramer, Esq.
                          Telecopy:  (212) 735-2001

                 14.      Survival of Agreements.

                 Except as set forth herein, all agreements, covenants, representations and warranties made herein shall survive the execution and delivery of this Agreement and shall continue in full force and effect.

                 15.      Successors and Assigns.

                 This Agreement may not be assigned by AII without the prior written consent of the Company, except that it may be freely assigned without such consent to the Executive or to a corporation or other entity which is majority owned and controlled by the Executive. This Agreement may not be assigned by the Company without the prior written consent of AII, other than to the Company's successor in the case of a merger or consolidation involving the Company. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                 16.      Entire Agreement.

                 This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof; supersedes all prior written agreements and negotiations and oral understandings, if any, and it may not be amended, supplemented or discharged except by an instrument in writing signed by the parties hereto. Notwithstanding the foregoing, this Agreement does not supersede the Nonqualified Retirement Benefit Agreement for Vincent J. Naimoli adopted by the Company effective as of January 1, 1995.

                 17.      Counterparts.

                 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same agreement.

                 18.      Severability.

                 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                 19.      Governing Law.

                 This Agreement will be governed by and construed in accordance with the laws of the State of Florida, without regard to its conflicts of laws principles.

                 IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.


                                          ANCHOR INDUSTRIES INTERNATIONAL, INC.


                                          By: /s/ Vincent J. Naimoli
                                             -----------------------------
                                             Name:  Vincent J. Naimoli
                                             Title: Chairman and Chief
                                                    Executive Officer


                                          HARVARD INDUSTRIES, INC.


                                          By: /s/ Richard T. Dawson
                                             -----------------------------
                                             Name: Richard T. Dawson
                                             Title: Vice President






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